Exhibit 10.1

Executive Officer

New Hampshire Thrift Bancshares

Incentive Bonus Program

Year ending December 31, 2015

Intended Recipients: The four Executive Officers of New Hampshire Thrift Bancshares (The Company): President & Chief Executive Officer; Executive Vice President & Chief Operating Officer, First Senior Vice President & Chief Financial Officer, and First Senior Vice President & Chief Credit Officer.

Purpose: To provide an incentive bonus to the Executive Officers to incentivize and reward effective operational performance and ongoing financial growth of the Company.

Plan: To provide a clear and prioritized set of key goals based on the financial and operational performance of the Company for the year ending December 31, 2015. Upon partial or full attainment of these goals, a lump sum amount shall be paid to each Executive, based on the attained bonus percentage of each Executive’s base salary in effect as of December 31, 2015.

Risk-Management: The plan has several components designed to ensure that this plan does not encourage unnecessary and excessive risks to the New Hampshire Thrift Bancshares or Lake Sunapee Bank, and to eliminate any features of these plans that would encourage the manipulation of reported earnings to enhance the compensation of any employee. These components include the provision that the Bank’s regulatory ratings must be a ‘2’ or above in both Safety and Soundness and Compliance for the incentive bonus to be granted; the awards are paid after the year-end financials are fully reviewed by the external audit firm; the plan is reviewed by the Chief Risk Officer and Compensation Committee at least on an annual basis; and the Compensation Committee must actively approve any bonus plan payments prior to their being made to the Executives.

A claw-back provision also applies to these awards—in the event that a material discrepancy or error occurs with respect to the year-end financial reporting, or regulatory exam results, which may have resulted in a bonus being paid when it otherwise would not have, the named executives shall be required to pay back the specific amounts they received due to the error or discrepancy.

Specific Bonus Computations:

Bonus computations will be predicated on a point system whereby points will be awarded based upon the attainment of certain benchmarks. A maximum total of 130 points can be earned, with a maximum of 100 points being available for bonus calculation. Computations will be made by multiplying the points earned, up to 100 points, by 10%. Bonus amounts may range from 0% of base salary to a maximum of 10% of base salary.

The following are the key components to be used in the bonus calculations. All listed metrics are based on the value of each as of December 31, 2015, in relationship to the value of that metric as of December 31, 2014, and are based upon the consolidated financials of the Company:

Key Targets:
1)	Meet or exceed prior year net income	= 50 points
2)	Exceed prior year EPS	= 20 points
3)	Increase Return on Assets (ROA)	= 10 points
4)	Improve Efficiency Rating of the Bank	= 10 points
5)	Increase Tier I Book Value	= 10 points
6)	Successful Attainment of Executive Performance Goals	= up to 30 points	*

	Total points:	130

*	The number of points awarded in this category is at the discretion of the Compensation Committee.

With the approval of the Board’s Compensation Committee, significant events not anticipated or budgeted which may have a material and quantifiable impact on the financial metrics for the year may be carved out of the calculation of these financial performance metrics for the purpose of this bonus determination.

Board Approval: The Board determines the budgeted net earnings for the year as part of the annual budget process, and the Compensation Committee reviews and determines the annual incentive program each year.

Payment of Bonus: The payment of each earned bonus will be made in a lump sum on or before February 15th of each year, and in no case shall be paid later than March 15th.

Adopted: April 9, 2015